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                              CARDINAL HEALTH, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED JUNE 30, 2000 AND
                    FOR THE NINE MONTHS ENDED MARCH 31, 2001


                                                                      EXHIBIT 12



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


                                                              Fiscal Year Ended June 30,                    Nine Months
                                              ----------------------------------------------------------       Ended
($'s  in millions)                               1996        1997        1998       1999          2000    March 31, 2001
                                              ----------------------------------------------------------  --------------
Earnings from continuing operations
      before income taxes                     $ (114.1)   $  596.5    $  734.4    $  821.7    $  1,141.9    $    943.2

Add-Fixed Charges:
      Interest Expense                        $   72.2    $  120.2    $  110.6    $  118.0    $    142.7    $    125.7
      Interest Capitalized                           -         0.4         1.7         4.5           1.6           2.0
      Amortization of Debt Offering Costs          2.1         1.1         0.9         1.6           1.6           1.6
      Interest Portion of Rent Expense            21.4        24.6        25.3        28.6          33.7          33.5

                                              ----------------------------------------------------------    ----------
Total Fixed Charges                           $   95.7    $  146.3    $  138.5    $  152.7    $    179.6    $    162.8

Less: Interest Capitalized                           -        (0.4)       (1.7)       (4.5)         (1.6)         (2.0)

                                              --------    --------    --------    --------    ----------    ----------
Earnings as Adjusted                          $  (18.4)   $  742.4    $  871.2    $  969.9    $  1,319.9    $  1,104.0
                                              ========    ========    ========    ========    ==========    ==========

Ratio of Earnings to Fixed Charges                (0.2)        5.1         6.3         6.4           7.3           6.8

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